Exhibit 10.1
EXECUTION COPY

GENERAL RELEASE AND SETTLEMENT AGREEMENT

This General Release and Settlement Agreement (hereinafter “Agreement”) is entered into as of the 21st day of May 2010 between (i) Mark J. Byrne (hereinafter “Byrne”) of Roughill, 6 Long Lane, Hamilton Parish, Bermuda and (ii) Flagstone Holdings (Bermuda) Limited (together with its parent(s), subsidiaries and affiliated companies and entities, and its and their respective shareholders, investors, predecessors, successors, assigns, officers, directors, employees and agents, hereinafter “Flagstone”).  Byrne and Flagstone are collectively referred to herein as the “Parties”.

WHEREAS, Byrne was employed by Flagstone from 18th October 2006 until 21st May 2010 (hereinafter the “Termination Date”) when Byrne resigned from his employment with Flagstone; and

WHEREAS, the Parties desire to fully and finally conclude all employment relations between them; and

NOW THEREFORE, in consideration of the mutual promises contained herein, and other good and valuable consideration as hereinafter recited, the receipt and adequacy of which is hereby acknowledged, Byrne and Flagstone agree as follows:

1.
On the Termination Date, Byrne will resign as, and cease to be, (a) an employee of Flagstone or any of its subsidiaries or affiliates, (b) the Executive Chairman of Flagstone’s Board of Directors (hereinafter the “Board”), (c) a member of any committee or subcommittee of the Board and (d) a member of the board of directors of any of Flagstone’s subsidiaries or affiliates, provided that Byrne will remain a member of the Board as a non-employee director.  Following the Termination Date, Flagstone will provide Byrne with compensation and benefits commensurate with those provided to other non-employee members of the Board, but Byrne will cease to earn or accrue, or participate in any plans or programs providing, any employee compensation or benefits (including disability benefits), except as expressly provided herein.

2.	Promptly, but in no event later than the first business day after the Termination Date, Flagstone will pay Byrne a lump-sum cash payment in an amount equal to $1,100,000 as severance.

3.	On the 730th day after the Termination Date, Flagstone will pay Byrne an additional lump-sum cash payment in an amount equal to $1,100,000 as additional severance.

4.
All equity, equity-based, bonus or incentive compensation awards (including performance share units under Flagstone’s Amended and Restated Performance Share Unit Plan) held by Byrne on the Termination Date shall be forfeited without payment; provided that, for the avoidance of doubt, this paragraph 4 shall not apply to the Amended and Restated Share Purchase Warrant dated May 17, 2010, issued by Flagstone Reinsurance Holdings, S.A. to Haverford (Bermuda) Ltd. (hereinafter the “Warrant”), which shall continue in full force and effect.

5.	Flagstone will provide Byrne with the benefits set forth on Schedule I hereto.

6.
Flagstone’s obligations to provide Byrne with the compensation and benefits described in Sections 2 through 5 above will cease in the event Byrne breaches any provision of this Agreement in any material respect.

7.
Byrne shall return to Flagstone, no later than 31st August 2010, all Flagstone property, this shall include but not be limited to all data removed from Flagstone systems or computers, except as expressly provided herein.

8.
Byrne, for himself, his heirs, executors, administrators, legal representatives, successors and assigns, releases and forever discharges Flagstone and all persons acting by, through, under or in concert with Flagstone, its subsidiaries and affiliated companies and entities (hereinafter collectively referred to as “Released Parties”), of and from any and all manner of actions, causes of actions, claims, debts, dues, accounts, bonds, covenants, contracts, agreements and compensation, and demands of every name and nature, whether at law, in equity, administrative, in contract or in tort, under statute or at common law, or pursuant to any plan or program providing any employee compensation or benefits (including disability benefits), whether now known or unknown, which Byrne ever had, now has or hereafter may have, or which Byrne’s heirs, executors or administrators hereafter may have, by reason of any matter, cause or thing whatsoever from the beginning of time to the date of this Agreement.  In no event will this release and discharge prohibit Byrne from enforcing this Agreement.

9.
Flagstone releases and forever discharges Byrne and Byrne’s heirs, executors, administrators, legal representatives, successors and assigns (hereinafter collectively referred to as “Byrne Released Parties”), of and from any and all manner of actions, causes of actions, claims, debts, dues, accounts, bonds, covenants, contracts, agreements and compensation, and demands of every name and nature, whether at law, in equity, administrative, in contract or in tort, under statute or at common law, whether now known or unknown, which Flagstone ever had, now has or hereafter may have, or which Flagstone hereafter may have, by reason of any matter, cause or thing whatsoever from the beginning of time to the date of this Agreement.  In no event will this release and discharge prohibit Flagstone and its affiliates from enforcing this Agreement.

10.
Byrne will continue to be indemnified for Byrne’s actions taken while employed by Flagstone to the same extent as other former employees of Flagstone under the statuts of Flagstone Reinsurance Holdings, S.A., and Byrne will continue to be covered by Flagstone’s directors’ and officers’ liability insurance policy as in effect from time to time to the same extent as other former employees of Flagstone, each subject to the requirements of the Law of 10 August 1915 on Commercial Companies of the Grand Duchy of Luxembourg.

11.
Byrne warrants, represents and agrees that he has not assigned or transferred, or purported to assign or transfer, to any person, firm, partnership or corporation, or any other entity whatsoever, any action or actions, cause or causes of action, at law or in equity, suits, debts, demands, claims, contracts, covenants, liens, liabilities, losses, costs or expenses (including without limitation, attorney’s fees and damages) that are the subject of this Agreement.

12.
Byrne represents and warrants that he has not filed, and shall not file any grievance, charge, claim, complaint or legal action against any of the Released Parties before any ministerial department, federal, state or local agency, any judicial forum or any legislative body.  If Byrne breaches this Agreement by suing any of the Released Parties in violation of this covenant not to sue, Byrne understands that the Released Parties will be entitled to apply for and receive an injunction to restrain any violation of this Section 12.

13.
Byrne agrees that he will not say or do anything to disparage or discredit Flagstone (including Flagstone’s directors, officers, employees, advisors or consultants) or to cause any disruption of business for Flagstone or its parent, subsidiary or affiliate corporations and entities; provided that this provision will not restrict (a) Byrne’s ability to make truthful statements in good faith in any legal proceeding or (b) Byrne’s ability to make a public response to any public statement by Flagstone’s directors or executive officers that violates Section 14.    Byrne agrees that breach of this clause by him will constitute a material breach of this Agreement.

14.	Flagstone agrees that it will use commercially reasonable efforts to cause its directors and executive officers to not say or do anything to disparage or discredit

Byrne; provided that this provision will not restrict (A) the ability of Flagstone or its directors and executive officers to make truthful statements in good faith in any legal proceeding or (B) the ability of Flagstone or its directors and executive officers to make a public response to any public statement by Byrne that violates Section 13.  Flagstone agrees that breach of this clause by it will constitute a material breach of this Agreement.

15.
Byrne agrees that after his departure from Flagstone, he will not disclose to any person the affairs of Flagstone, including, but not limited to, its investors, clients, transactions, trading models and trading strategies or the financial results or performance figures of Flagstone or any client or strategy that may have come to his attention during the course of his employment with Flagstone.  Byrne further agrees that upon his departure from Flagstone, he will not take with him any Confidential Information (as defined in Byrne’s Employment Agreement) belonging to or concerning Flagstone, or its clients, whether in printed form or on any electronic storage device.  In the event that Byrne does have in his possession any Confidential Information following his departure from Flagstone, he undertakes to deliver such information to Flagstone within three (3) days of his departure.  If personal delivery of such information is either not possible or inconvenient, he undertakes to contact the Chief Executive Officer of Flagstone and arrange a suitable method of disposal of such information within three (3) days of his departure.

16.
Byrne expressly covenants that all rights in inventions, patents, trade marks, service marks, design rights (whether registerable or otherwise), trade and business names, copyrights (including rights in computer software), database rights and semiconductor topography rights (whether or not any of these is registered and including applications for registrations) and all rights or terms of protection of a similar nature or having equivalent or similar effect to any of these which may subsist anywhere in the world (the “Intellectual Property Rights”) relating in any way to the business activities (or incidental to the use of Flagstone time and or property) of Flagstone or its affiliates which may be discovered, invented, improved or developed by Byrne during Byrne’s employment with Flagstone, whether during regular office hours or otherwise and whosesoever discovered, invented, improved or developed will be the exclusive and sole property of Flagstone and its affiliates.  Byrne undertakes to disclose promptly to Flagstone and hereby assigns to Flagstone without further compensation, all rights, title and interest in such discoveries, inventions, improvements and developments whether conceived and developed solely by Byrne or jointly with others and will on the request of Flagstone execute all documents and do all such things as may be requested by Flagstone or its affiliates to confirm and perfect the rights, title and interest in such property provided that Flagstone will bear all costs and expenses associated therewith.

17.	Byrne will not use any of Flagstone’s property for personal use, except as expressly provided herein.

18.
During the 730 days after the Termination Date, Byrne will not directly, or indirectly through another individual or entity:  (a) solicit any employee of Flagstone or any of its affiliates to leave the employ of Flagstone and its affiliates, or in any way interfere with the relationship between Flagstone or any of its affiliates, on the one hand, and any employee thereof, on the other hand; provided, however, that the general solicitation of third parties through the use of means generally available to the public, including the placement of advertisements in a newspaper, will not be deemed to violate this clause (a); or (b) hire any individual who was an employee of Flagstone or any of its affiliates until 12 months after such individual’s employment relationship has ended; provided that this clause (b) may be waived by the Chief Executive Officer of Flagstone on an individual, case-by-case basis.  If Byrne is employed by or a consultant to another individual or entity, Byrne will procure the compliance of that individual or entity with the provisions of this Section 18.

19.
Byrne agrees that, upon reasonable notice and without the necessity of Flagstone obtaining a subpoena or court order, Byrne will provide reasonable cooperation in connection with any suit, action or proceeding (or any appeal from any suit, action or proceeding), and any investigation or defense of any claims asserted against any Released Parties, which relates to events occurring during Byrne’s services or employment with Flagstone as to which Byrne may have relevant information (including furnishing relevant information and materials to Flagstone or its designee and/or providing testimony at depositions and at trial).

20.
Byrne acknowledges that the limitations and obligations contained in this Agreement are, individually and in the aggregate, reasonable and properly required by Flagstone and that in the event that any such limitations are found to be unreasonable and unenforceable, Byrne will submit to such limitations and obligations in such form as the applicable court will determine.  Byrne agrees that Byrne will not challenge or contest the reasonableness, validity or enforceability of any such limitations and obligations.

21.
On the Termination Date, Flagstone shall, and Byrne shall cause Limestone Business Limited, a limited company organized under the laws of the British Virgin Islands (hereinafter, the “Selling Shareholder”) to enter into the Share Repurchase Agreement attached as Exhibit A hereto, which shall provide for Flagstone to purchase from the Selling Shareholder, on the third day after the Termination Date, 2,000,000 of Flagstone’s common shares, par value $0.01 per share, at a price of $12.00 per share in cash.

22.
From the Termination Date until the first anniversary of the date on which Byrne is no longer a member of the Board, Byrne shall, and shall cause Byrne’s affiliates to, comply with the volume and manner-of-sale limitations of Rule 144 under the Securities Act of 1933 (regardless of whether such limitations are applicable) with respect to securities of Flagstone.

23.
The existence of this Agreement, its provisions and actions taken pursuant to this Agreement shall not constitute, be construed as, or be admissible in evidence in any proceeding as, an admission of any wrongdoing, fault, violation of law, or liability of any kind on the part of any of the Released Parties.

24.
This Agreement shall in all respects be interpreted, enforced and governed under the laws of Bermuda without regard to conflicts of laws principles or choice of law provisions that would cause the application of the law of any other jurisdiction.  It is the intention of the parties to this Agreement that the laws of the Bermuda shall govern the validity of this Agreement, the construction of its terms, the interpretation of the rights and duties of the Parties, and its enforcement.

25.
This Agreement constitutes a single, integrated written contract expressing the entire agreement between the Parties and cannot be modified in any way except by written modification executed by all Parties.  There are no other agreements, written or oral, expressed or implied, between the Parties hereto except as set forth in this Agreement and the Warrant.

26.
If any provision of this Agreement is declared invalid or otherwise unenforceable, the other provisions herein shall remain in full force and effect and shall be construed in a fashion to effectuate the purpose and intent of this Agreement.

27.	The Parties agree that this Agreement shall be binding upon and inure to the benefit of the Parties hereto, and their respective successors, heirs, personal representatives and assigns.

28.
The Parties agree that, in any action or proceeding to interpret or enforce this Agreement or for material breach of this Agreement, the prevailing party shall be entitled to recover from the other party the costs of such action or proceeding, including its reasonable attorney’s fees.

29.	The Parties agree that this Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

30.	The Parties agree that for the purposes of construing or interpreting this Agreement, this Agreement shall be deemed to have been drafted equally by both Parties hereto.
31.	All payments or benefits provided hereunder will be subject to applicable tax deductions and withholdings.

32.
Byrne acknowledges and agrees that a breach of any provision of this agreement in any material respect, or the pursuit of a claim against Flagstone relating to his employment or its termination, notwithstanding the provisions of this agreement, that all and any payments made under this agreement shall cease.

33.	No amendment of this Agreement will be binding unless in writing and signed by you and the Company.

Byrne confirms that he has had the opportunity to receive independent legal advice respecting the matters contained herein; that he fully understands the terms of this settlement; and that he voluntarily accepts the settlement referred to above for the purpose of making final compromise, adjustment and settlement of all claims related to his employment with Flagstone.

IN WITNESS WHEREOF, the Parties hereunto execute this Agreement on this 21st day of May 2010.

FLAGSTONE HOLDINGS (BERMUDA)LIMITED

By:  ____________________________

Its:  _____________________________

ACCEPTED AND AGREED:

_______________________
Mark J. Byrne